Exhibit 5.2

January 26, 2026

Nvni Group Limited

P.O. Box 10008, Pavilion East, Cricket Square

Grand Cayman, Cayman Islands KY1-1001

Re: Nvni Group Limited- Registration Statement on Form F-3

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form F-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by Nvni Group Limited, an exempt company incorporated under the laws of Cayman Islands (the “Company”), with the Securities and Exchange Commission (the “Commission”), in connection with the resale of up to an aggregate of 17,715,374 ordinary shares of the Company, US$0.00001 par value per share (“Ordinary Shares”), by the selling stockholder named in the Registration Statement. The Ordinary Shares consist of (i) ordinary shares issuable upon conversion of a senior secured convertible note issued pursuant to a Securities Exchange Agreement entered into on December 11, 2025, with an aggregate principal amount of US$5,662,000 (the “Exchange Note”), and (ii) ordinary shares issuable upon conversion of a senior secured convertible note issued pursuant to a Securities Purchase Agreement entered into on December 11, 2025, with an aggregate principal amount of US$2,865,000 (the “SPA Note” and, together with the Exchange Note, the “Notes”).

We are acting as U.S. securities counsel for the Company in connection with the Registration Statement. We have examined (i) the Registration Statement; (ii) the Notes, and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon, subject to, and limited by the foregoing, we are of the opinion that as of the date hereof, the Notes constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

We are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Cayman Islands.

We hereby consent to the filing of this opinion as Exhibits 5.2 and 23.3 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in any Registration Statement pursuant to Rule 462(b) under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter.

We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

Sichenzia Ross Ference Carmel LLP

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